EXHIBIT 14 (a)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Trustees of
The Travelers Series Trust:

We consent to the incorporation by reference, in this registration statement, of our report dated February 13, 2004, on the statement of assets and liabilities, including the schedule of investments, of the MFS Emerging Growth of The
Travelers Series Trust as of December 31, 2003, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Mid Cap Portfolio Financial Highlights", "Additional Information about the Trust", "Representations and Warranties" in the Combined Prospectus/Proxy Statement, "Financial Highlights" in the Prospectus, and "Financial Statements" in the Statement of Additional Information.

                                                                 KPMG LLP

New York, New York
November 19, 2004